Exhibit 10.6

STAMP DUTY 26.6.24 HONG KONG
HONG KONG 00005.00 STAMP DUTY PAID

LICENCE AGREEMENT

DUPLICATE or COUNTERPART
Original Stamped with
$ 120/-

This Licence is made this 11 day of June, 2024

Parties

Licensor	: Eminent Group Limited ("the Licensor")
Business Registration No.	: 76418475
Address	: 14/F, Kingdom Power Commercial Building, 32-36 Des Voeux Road West, Sheung Wan, Hong Kong
Telephone No.	: (852) 6681 3393
Licensee	: UPPERHOUSE CAPITIAL (HK) LIMITED ("the Licensee")
Business Registration No.	: 71939537
ID Card No.	: M566385(2)/ YIN YURAN
Address.	: UNIT 1904, 19/F PODIUM PLAZA 5, HANOI ROAD, T.S.T. KOWLOON, HONG KONG
Telephone No.	: (852) 6633 5198
Email Address	: scarlett.yin@upperhousecapital.page

Premises

Room 12 (as marked on attached floor plan) 14/F, Kingdom Power Commercial Building, 32-36 Des Voeux Road West, Sheung Wan, Hong Kong ("the Premises")

Business Centre

Whole area of 14/F, Kingdom Power Commercial Building, 32-36 Des Voeux Road West, Sheung Wan, Hong Kong

The Licence

The Licensor gives the Licensee the right, for the Licence period to use and occupy the Premises in accordance with the terms herein. The right is granted to the Licensee only, as stated in this agreement, but not to any of its subsidiary companies or any companies with relation in any way to the Licensee.

Licensee's Undertakings

The Licensee agrees and undertakes to comply with and observe all the terms and conditions of this Licence Agreement.

Licence Period

For a period of **TWELVE** (12) months from **15th June, 2024 to 14th June, 2025** ("the Licence Period"), both days inclusive.

If both signed parties do not contact each other for agreement termination upon last day of the agreement period as stated, this agreement is considered to be still valid and automatically renewed as optional period; and all terms remain as listed in this agreement, until either of the party making oral or written notification to be terminated the agreement.
For termination of the agreement, one month's notice is required.

1/10

2 /10 Licence Fee & Other Fees HKS 3,980.00 per month inclusive of Internet and WIFI, management fees, government rent, government rates, electricity, water, but exclusive of telephone line and all other utility and telecommunications charges. *** Disclaimer: The Licence fee is paid for only the internal space of the room specified in the Agreement. WiFi/Broadband, electricity and water, etc are all complimentary which are subject to the effective supply from the contracted service provider out - sourced. Any failure of the service from them may result in temporary shortage in supply on those items . While trying their best to avoid it from happening, the Licensor shall not be responsible for any impact that may occur . The Licensee has right to claim for any loss due to this . Security Deposit Upon signing this Licence Agreement, the Licensee shall pay a Security Deposit, equivalent to TWO (2) months' licence fee (i.e. HKS 7,960.00 ) to the Licensor. It will be refunded with 14 days after confirmation all payments paid including rent or related expenses such as printed papers exceeded the limited and assets of EMINENT GROUP LIMITED were badly damaged by the licensee and obviously occurred in the workshop at the 14th floor of Kingdom Power Commercial Building. The Licensor shall be entitled to keep and retain this Security Deposit as security for the due performance and observance of the terms and conditions of this Licence Agreement by the Licensee. Provided that all the obligations on the part of the Licensee shall have been duly complied with by the Licensee, the Licensor shall return to the Licensee the Security Deposit without interest within fourteen (14) days after the Licensee shall yield up the Premises to the Licensor with all the appliances, equipment, furniture, fixtures, fittings and household effects provided by the Licensor in good and clean condition (fair wear and tear excepted) upon expiration or sooner termination of this Licence Agreement. Legal Fees Each party to bear its own legal costs (if any). Stamp Duty To be shared equally by both parties (if any). Interior Furniture and Fittings The Licensor shall deliver the Premises to the Licensee with appliances, equipments, furnitures, fixtures, and fittings ("the Furniture") as specified in the annexed Furniture List. Occupants This Licence is granted to the Licensee for work purpose only. The rooms are for 2 (TWO) persons only, with names and Hong Kong Identity Card nos./passports nos. as follows (any changes in below occupants should be informed to the Business Centre to make amendments in their record): Name of occupant 1: YIN YURAN H.K.I.D./passport nos.: M566385(2) Name of occupant 2: CHEN YUHANG H.K.I.D./passport nos.: M522492(1) "" H.K.I.D. is the abbreviation of Hong Kong ldentity Card.

3 /10 Termination This Licence Agreement shall be terminated and the licence given herein revoked immediately by the Licensor at any time following any breach by the Licensee of any of the terms and conditions of the Agreement. Upon termination of the Licence Agreement, the Licensee shall immediately vacate the Premises failing which the Licensor may immediately re - enter and recover possession of the Premises. In the event that the Licensee fails to pay the Licence Fee or any part thereof for Seven (7) days after the same becoming payable (whether demanded or not), or the Licensee is in breach of any of the terms and conditions herein, or if the Licensee shall become bankrupt of in the case of a limited company shall go into liquidation, it shall be lawful for the Licensor at any time thereafter without notice to terminate the Licence hereby granted to the Licensee, and to re - enter the Premises without prejudice to any other rights and claims of the Licensor under this Licence Agreement. Both parties shall notify the other party whether to renew the agreement for the next term one month before the expiration of the Licence Agreement. Expiration of the Licence Agreement refers to the next day to the last day under "LICENCE PERIOD" on page 1 of this Agreement. For early termination requested by the Licensee, the Licensee is liable to pay for the balance amount of fee for the remaining “LICENCE PERIOD” as specified on page 1 of this Agreement. If both signed parties do not contact each other for agreement termination upon the last day of the agreement period as stated, this agreement is considered to be still valid and automatically renewed as optional period; and all terms remain as listed in this agreement, until either of the parties making oral or written notification to terminate the agreement. For termination after the contract period, one - month's notice is required. Assignment Prohibited The benefit of this Licence is to the Licensee only and not assignable, either in part or in whole. If the licensee requires an additional company name to use the same premise, the additional fee is HK$300 per month. With any additional company name, the licensor reserves the right of giving permission or not.

4 /10 Conditions of Licence Agreement The terms and conditions of the Licence Agreement include all terms and conditions of this Agreement, and the Conditions annexed to this Agreement. 1. The Licensee shall pay to the Licensor the Licence Fee monthly in advance on or before the 15th day of each calendar month (i.e. the 15th day of every month during the term of this licence) without any deduction and/or set off. The Licence Fee shall be inclusive of government rent, government rates and management fee only. If any Licence Fee or any payment the Licensee is liable but not duly paid within seven (7), the Licensee shall, on demand, pay to the Licensor (i) interest on all such arrears at the rate of four (4) percent per calendar month, compounded monthly, calculated as from the date on which the same first becomes due until the date on which it is actually and fully paid and (ii) an administrative fee of HK$500. The Licensor reserves the right to exclusive possession of the Premises. The Licensee shall not use the Premises for any purpose other than as office for work/business purpose, and the Premises shall not be used for any illegal or immoral purposes or in such manner as to cause unreasonable annoyance or inconvenience to the Licensor or to other guests or adjoining or neighbouring occupiers. The Licensee shall not allow any person to remain at the Premises overnight, whether for work purpose or for any purpose whatsoever. No dog, cat, bird or live stock or pet of any description shall be kept or allowed on or within any part of the Premises or the Building. Smoking is not allowed in the whole area of the building. 2. No subletting, sharing or parting with possession of the Premises by the Licensee shall be allowed. 3. The Licensee shall pay and discharge all utility and telecommunications charges in respect of the Premises during his occupation. 4. The Licensor shall not be liable for the death of, or injury to the Licensee, the Occupants, his agents, employees or visitors, or for damage to any property, or for any losses, claims, demands, actions, proceedings, damages, costs or expenses or other liability incurred by them, including theft or loss of profits or business suffered by the Licensee, the Occupants or visitors or invitees authorized by the Licensee or any such person caused by or through or in any way owing to or any defect in the Premises or the breakdown of electricity, telecommunications, lifts or security system services of the building where the Premises is in. 5. Upon termination or expiration of the licence, the licence shall terminate but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim of breach of any of the covenants, restrictions, stipulations or conditions herein contained. 6. The Licensee shall pay to the Licensor ONE (i) month Licence Fee in advance upon signing the Licence Agreement or commencement of the term of the Licence Period, whichever shall be the earlier . 7. The Licensor gives the Licensee the right, for the Licence period to use and occupy the Premises in accordance with the terms herein. The right is granted to the Licensee only, as stated in this

5 /10 contract, but not to any of its subsidiary companies or any companies with relation in any way to the Licensee. 8. The Licensee has the obligation to check out if the premise is suitable and can be used for its business nature. The Licensor does not guarantee its success in application of any kind of licence or certificate whatsoever, with the government and any other parties. The Licensee has to fulfill this Agreement at any case. 9. Licensee's Obligations Throughout the Licence Period, the Licensee shall: i. exercise due care in the use of the Premises, the Contents, the Office and common areas and facilities of the Building and keep the Premises and the Contents in good, clean and wholesome condition to the satisfaction of the Licensor and, whenever any of the Contents is damaged, lost or broken, repair and replace the same to the satisfaction of the Licensor ; ii. be solely responsible, at the Licensee's own cost, for the safe - keeping and maintenance of any goods and chattels belonging to or in the custody of the Licensee at the Premises or that the Licensee may bring on to, or use at, the Premises; not to place any goods or chattel at any part of the Building other than the Premises iii. at the Licensee's own expense, take all reasonable care and precaution to protect the interior of the Premises from damage by typhoon, storm, rain and natural calamity; iv. the use and enjoyment of the Premises and facilities in the Building amicably and peaceably with the Licensor and other licensees, occupants and users of the Building; v. take good care in the use of the Business Centre and any equipment, service and appliance and the Licensor 's assets including but not limited to the Contents or of any of the doors, windows, window glass, walls, wall covering, ceiling, floor, floor covering. the Licensor 's fixtures, fittings, appliances, equipment and facilities in the Premises or any part of the Building or in any way alter the layout or any ducts, pipes, wiring or installations of or in the Premises; and property of and in the Business Centre; vi. without consent of the Licensor, not to remove, disconnect, transfer or relocate any of the land line telephone, facsimile and broadband internet connection or password or access code therefor (all of which are and shall remain the Licensor 's asset absolutely) ; vii. at the Licensee's own cost and expense, take out and maintain proper insurance of the Licensee's goods and chattels at the Premises against loss, damage, theft, third party liabilities and proper insurance of all risks of property damage, personal injury, third party and other risks that a prudent user of premises might deem fit to insure against arising from the Licensee's use of, and conduct of any business or activity at or from the Premises including the Contents; viii. Comply with any rules, regulations and house rules as may from time to time be made by the manager of the Building and/or the Office in connection with the occupation, use, proper management and maintenance of the Building, the Premises and/or the Office.

6 /10 ix. All visitors should not be left unaccompanied or unattended by the reqistered members of the Licensee. The visitors should be escorted by the registered members for the Licensee to the Licensee's room as soon as they arrive the Business Centre. The Licensee has to ensure the behavior of their visitors be of no disturbance or annoyance to other Licensees of the Business Centre. Otherwise, the Licensor has the right to evict any visitors from the Business Centre. 10. Locks for the Premises On the commencement of the Term, the Licensor will provide to the Licensee an access card for the main entrance of the floor and keys for access of the Premise door. The Licensor shall have the sole right and may as the Licensor deems fit from time to time, change the access code and, upon any such change, will notify the Licensee accordingly. The Licensee shall have no right to, and shall not at any time, install any lock, bolt, latch or object whatsoever at or to the Premises, or any part thereof, or otherwise do, permit or suffer to be done anything whereby the unrestricted access to the Premises by the Licensor and any person authorized by it from time to time shall in any way be impeded or obstructed. If the card or any keys are lost, there will be HK$100. - charge for each to be duplicated. 11. Expiration. sooner determination or revocation i. The Licensor shall be entitled to immediately terminate this Licence absolutely if the grant or continuance of this Licence is at any time, in any manner, opposed or objected to by any Government or any other competent authorities. Same apply, in the event that the building where the said Premises is situated is to be demolished for whatever reason or the said Premises is acquired for redevelopment The Licensor is not required to indemnify the Licensee for any loss or cost the Licensee shall have to incur or suffer as a result of or pay any compensation to the Licensee for such early termination of the tenancy. ii. Upon the expiration, sooner determination or revocation of this Licence, the Licensee shall, at his own expense, vacate the Premises and return it to the in good, wholesome and tidy condition and reinstate, replace, make good and repair, in a proper workmanlike manner, to the satisfaction of the Licensor, any damage to the Premises, any of the Licensor 's fixtures and fittings therein and/or the Contents; and at the Licensee's own expense, remove from the Premises all items, chattels and things that are not the property of the Licensor or are not provided by Licensor; any left items after the expiration or termination of the Licence Agreement, the Licensor has the right to charge the Licensee for any costs to remove them. the Licensor shall be entitled to deal with, remove, destroy and dispose of the Left Items in any manner it deems fit in its absolute discretion; The Licensee shall return to the Licensor any access card and/or key for the Premises, other doors and any storage facility or cabinets of or in the Building and leave the access keypad and lock of the Premises intact. 12. Potential Licensees, Tenants or Buyers The Licensor shall be entitled, upon giving reasonable notice to the Licensee, from time to time to show the Premises and the Contents to any future, prospective or potential licensees, tenants and buyers of the Building. The Licensee shall cooperate with the Licensor and not raise any objection or in any way obstruct the Licensor in respect thereof. 13. Indemnity The Licensee shall indemnify the Licensor from and against all claims, demands, actions, proceedings, losses, damages, costs and expenses (including legal costs on full indemnity basis) which the Licensor may at any time sustain, incur or suffer, or which may be brought or made against the Licensor, as a result of or arising from any of the following: 7 /10 any breach, non - observance or non - performance by the Licensee of any of the Licensee's agreements, undertakings and obligations herein; any act, omission, default or negligence of the Licensee or any contractors, servants, agents, licensees or invitees of the Licensee. ii. 14. Change of name of Brand name of the Office The Licensor reserves the right from time to time to change the Brand name of the office without giving any prior notice and without incurring any liability to the Licensee. Any change of name shall not operate to release, alter or affect any obligations and liabilities of the Licensee under this Licence. 15. Governing law and jurisdiction This Licence shall be governed and construed in accordance with the laws of the Hong Kong Special Administrative Region ("Hong Kong SAR"). The parties hereby submit to the non - exclusive jurisdiction of the Courts of the Hong Kong SAR. AS WITNESS the parties have signed this Licence on date first above written. SIGNED & CHOP for and on b alf of EMINENT GROUP LIMITED Authorized representative of the Licensor (H IN) Lim ited . . . . . . . . . - ... . - - - - - A iitll or - i - cmd Sign a lure(s ) SIGNED & CHOP for and on behalf of UPPERHOUSE CAPITIAL (HK) LIMITED by : YIN YURAN HKID Card No . : M 566385 (2) Autorized representative of the Licensee

8 /10 RECEIVED on the day and year first above written of and from the Licensee the sum of HONG KONG DOLLARS HK 3,980.00 being the license fee in advance from 15 JUNE, 2024 to 14 JULY, 2024. (According to the invoice + receipt issued by Eminent Group Limited) RECEIVED on the day and year first above written of and from the Licensee the sum of HONG KONG DOLLARS HK$7,960 being the deposit above expressed. (According to the invoice + receipt issued by Eminent Group Limited) ACCESS COWORK (Brand Name held by “Eminent Group Limited”) 14/F FLOOR KINGDOM POWER COMMERCIAL BUILDING, 32 - 36 DES VOEUX ROAD WEST, SHEUNG WAN, HONG KONG Utility Fees Cisco IP Phone: HK$120.00 per piece per month. The Licensee are required to prepay the phone fee for whole contract period set by the telecommunication companies. If the Licensee would need to use their own fax and telephone number, there will be an additional set up charge. Fixed IP will not be provided and Licensee cannot apply their own internet services or involve in any activities that may consume a great deal of electricity. Printing: 1. Monthly 50 pages single - sided in black - and - white to be free for each private office. 2. HK$1.00 per single - sided print in black - and - white; and HK$2.50 per single - sided print in color thereafter. Meeting Room: The Licensee is entitled to free meeting room usage for 10 hours per month subject to availability, which booking is based on first come first served. Any unused hours will not be refunded with monetary amount or cannot be accumulated to the next month.

QUANTITY DESCRIPTION ITEM 4 PANEL 1 3 DESK WITH METAL LEGS (BROWN TOP BLACK LEGS) 2 3 OFFICE CHAIR (BLACK) 3 1 SPLIT TYPE AIR - CONDITIONER WITH REMOTE 4 1 REGULAR DOOR WITH KEY LOCK 5 NIL CISCO IP PHONE 6 3 EXTENSION UNIT 7 NIL ADAPTOR 8 NIL WINDOW 9 NIL CURTAIN 10 1 RUBBISH BIN 11 1 Entry Card #31 YIN YURAN 12 1 Entry Card #56 CHEN YUHANG 13 2 ROOM KEY 14 Access Cowork Room 12, 14/F FLOOR KINGDOM POWER COMMERCIAL BUILDING, 32 - 36 DES VOEUX ROAD WEST, SHEUNG WAN, HONG KONG INVENTORY LIST 10/10